EXHIBIT 10.4

April 30, 2004

Edward J. Sempek
5022 S. 114th Street
Omaha, NE 68137

Dear Edward,

iSecureTrac Corp. (the "Company") hereby grants to you options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.23 *. The Options shall vest and become exercisable at the rate of 8,333 per month over a two year period. These Options shall expire on April 30, 2014, regardless of your employment status.

This Option award is given to you as an annual incentive option award in consideration of your continued employment with the Company.

To the extent any additional terms and conditions related to Options are not stated above, the Options are subject to such additional terms and conditions stated in the Company's 2001 Omnibus Equity Incentive Plan, approved by the Company's stockholders on June 15, 2001.

The management and Board of Directors of iSecureTrac Corp. appreciate your continued service. Thank you.

Sincerely,


/s/ Thomas E. Wharton Jr.
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Thomas E. Wharton Jr.
President
iSecureTrac Corp.

* The exercise price of the options per this option grant letter were repriced from $0.3145 to $0.23 by the Board of Directors on December 3, 2004.